Exhibit 3.37

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:35 PM 04/03/2014
FILED 12:35 PM 04/03/2014
SRV 140424043 - 5510631 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is QTS Critical Facilities Management, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington.

Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is ________________________.”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 3rd day of April, 2014      .

By:	/s/ Jay F. Ketterling
Authorized Person (s)

Name:	Jay F. Ketterling